CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUTANTS

We have issued our report dated March 26, 2003, accompanying the financial statements included in the Annual Report of Speedemissions, Inc. (accounting and reporting successor to SKTF Enterprises, Inc.) on Form 10-KSB as of December 31, 2002, and for the year ended December 31, 2002. We consent to the incorporation by reference of said report in the Registration Statement of Speedemissions, Inc. (accounting and reporting successor to SKTF Enterprises, Inc.) on Form 10-KSB.

/s/  RAMIREZ INTERNATIONAL
Financial & Accounting Services, Inc.

Irvine, California
March 30, 2004